UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Morton  L. Topfer
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |210470             |D     |                           |
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Common Stock                 |      |    |                  |   |           |16925              |I     |Employer 401(k) Plan       |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Nonqualified Stock Optio|$1.108  |     |    |           |   |1    |12/22|Common Stock|       |       |133334      |I  |Through Fami|
ns                      |        |     |    |           |   |     |/2005|            |       |       |            |   |ly L.P.     |
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Nonqualified Stock Optio|$9.26   |     |    |           |   |2    |7/18/|Common Stock|       |       |80000       |D  |            |
ns                      |        |     |    |           |   |     |2007 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$21.72  |3/23/|A   |87021      |A  |3    |3/23/|Common Stock|87021  |N/A    |87021       |D  |            |
n                       |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |9/20/|J   |256944     |A  |1    |7/17/|Common Stock|256944 |N/A    |256944      |D  |            |
ns                      |        | 2001|4   |           |   |     |2008 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |9/20/|J   |2596       |A  |1    |7/17/|Common Stock|2596   |N/A    |2596        |I  |Family Corpo|
ns                      |        | 2001|4   |           |   |     |2008 |            |       |       |            |   |ration      |
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Nonqualified Stock Optio|$28.899 |9/20/|J   |256944     |D  |1    |7/17/|Common Stock|256944 |N/A    |            |I  |Family Trust|
ns                      |        | 2001|4   |           |   |     |2008 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |9/20/|J   |256944     |A  |1    |7/17/|Common Stock|256944 |N/A    |0           |I  |Family Trust|
ns                      |        | 2001|4   |           |   |     |2008 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |9/20/|J   |256944     |D  |1    |7/17/|Common Stock|256944 |N/A    |            |I  |Through Fami|
ns                      |        | 2001|4   |           |   |     |2008 |            |       |       |            |   |ly L.P.     |
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Nonqualified Stock Optio|$28.899 |9/20/|J   |2596       |D  |1    |7/17/|Common Stock|2596   |N/A    |0           |I  |Through Fami|
ns                      |        | 2001|4   |           |   |     |2008 |            |       |       |            |   |ly L.P.     |
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Nonqualified Stock Optio|$30.43  |     |    |           |   |5    |3/26/|Common Stock|       |       |190037      |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$44.6875|     |    |           |   |6    |9/23/|Common Stock|       |       |290910      |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$45.90  |     |    |           |   |7    |3/24/|Common Stock|       |       |108091      |D  |            |
ns                      |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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Explanation of Responses:
1. Currently exercisable.
2. Exercisable on 7/18/2002.
3. Exercisable in accordance with the following schedule: 43,510 shares on 3/23/2002 and 43,511 shares on 3/23/2003.
4. Change in beneficial ownership.
5. Exercisable according to the following schedule:   63,346 shares on 3/26/01
and 126,691 shares on 3/26/02.
6. Exercisable according to the following schedule: 58,182 shares on 9/23 of each year from 2000 through 2004.
7. Exercisable in accordance with the following schedule: 27,022 shares on 3/24/01, 27,023 shares on 3/24/02 and 54,046 shares on 3/24/03.